Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes reports fourth quarter 2015 results, including 23% order growth, 11% increase in home closing revenue and 6% increase in diluted EPS at $1.26

SCOTTSDALE, Ariz., January 28, 2016 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced fourth quarter and full year results for the periods ended December 31, 2015.
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Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2015	2014	%Chg	2015	2014	%Chg
Homes closed (units)	1,919	1,863	3%	6,522	5,862	11%
Home closing revenue	$761,372	$688,288	11%	$2,531,556	$2,142,391	18%
Average sales price - closings	$397	$369	8%	$388	$365	6%
Home orders (units)	1,568	1,272	23%	7,100	5,944	19%
Home order value	$634,181	$490,999	29%	$2,822,785	$2,238,117	26%
Average sales price - orders	$404	$386	5%	$398	$377	6%
Ending backlog (units)				2,692	2,114	27%
Ending backlog value				$1,137,681	$846,452	34%
Average sales price - backlog				$423	$400	6%
Net earnings	$52,897	$49,208	7%	$128,738	$142,241	(9)%
Diluted EPS	$1.26	$1.19	6%	$3.09	$3.46	(11)%

MANAGEMENT COMMENTS
“We finished the full year with double-digit growth over 2014 in closings, orders and backlog, with particularly strong performance in our east and west regions,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “Our full year orders benefited from significant growth in the fourth quarter -- including a 16% increase in Texas -- reflecting a higher absorption pace within most of our markets, in addition to more actively selling communities.
“We achieved a 15% increase over 2014 in our pretax earnings for the fourth quarter,” continued Mr. Hilton. “Our home closing revenue increased 11% as we closed more homes at higher average prices, which in turn provided greater overhead leverage and more than offset a lower gross margin on home closings. We also achieved a 100 basis point improvement in our percentage of selling, general and administrative expenses from cost controls, in addition to higher closing revenue.”
Mr. Hilton added, “With continued healthy market conditions as we’ve been experiencing in most of our divisions, we are confident in our prospects for 2016, especially considering that we entered the year with a backlog valued at over $1.1 billion -- 34% higher than it was a year ago.
“We currently anticipate closing between 7,000 and 7,500 homes in 2016 and growing our community count 5-10% by the end of the year,” concluded Mr. Hilton. “Furthermore, considering longer-term growth prospects for our industry, we believe our goal of delivering 10,000 homes in 2018 is achievable.”
FOURTH QUARTER RESULTS

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Net earnings increased 7% to $52.9 million ($1.26 per diluted share) for the fourth quarter of 2015, compared to prior year net earnings of $49.2 million ($1.19 per diluted share), primarily reflecting increased revenue and lower overhead expenses as a percentage of revenue, partially offset by lower home closing gross margin, higher interest expense and a higher effective tax rate.

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Home closing revenue increased 11% due to a 3% increase in home closings, combined with an 8% increase in average price over the prior year period. The west region (California, Colorado and Arizona) grew home closing revenue by 27% over 2014, followed by the east region’s 18% increase (Florida, the Carolinas, Georgia and Tennessee), and a 14% decrease in the central region (Texas) due in part to the impact of lower oil prices on the Houston market.

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Total value of homes ordered increased 29%, combining a 23% increase in orders with a 5% increase in average sales prices. Orders increased in every state but Colorado, where average community count was down 6%. Total order value was up across the board in the fourth quarter of 2015, including Texas, where orders and order value increased 16% and 29%, respectively, over the fourth quarter of 2014.

•
Total active community count of 254 at year-end 2015 was 11% higher than 2014 year-end, with increases concentrated in the east and central regions, where the average actively selling communities were up 18% and 15% year-over-year in the fourth quarter, respectively. Average orders per community also increased 11% to 6.2 in the fourth quarter of 2015 from 5.6 in the fourth quarter of 2014.

•	Order cancellation rate decreased to 12% in the fourth quarter of 2015 from 17% in the fourth quarter of 2014, reflecting buyer confidence and rising home values.

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Home closing gross profit increased 5% over the prior year due to higher home closing revenue, partially offset by a decline in home closing gross margin. Fourth quarter 2015 home closing margin was 19.3% compared to 20.3% in the fourth quarter of 2014, due to increases in land prices and overall construction costs exceeding home price appreciation during 2015.

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Commissions and other sales costs decreased 20 basis points from the prior year to 7.0% of home closing revenue, benefitting from higher closing revenue and tighter cost controls in the fourth quarter of 2015, compared to 7.2% of home closing revenue in the fourth quarter of 2014.

•
General and administrative expenses decreased by 80 basis points to 3.4% of total closing revenue in the fourth quarter of 2015, compared to 4.2% of total closing revenue in the previous year, reflecting greater leverage from higher closing revenue and various cost reductions.

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Interest expense increased to $4.0 million or 0.5% of total closing revenue in the fourth quarter of 2015, compared to $0.6 million or 0.1% of total closing revenue in the fourth quarter of 2014, mainly due to higher long-term debt balances in 2015.

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Earnings before income taxes increased 15% to $76.1 million in the fourth quarter of 2015 compared to $66.4 million in the fourth quarter of 2014, equating to pretax margins of 9.7% in 2015 and 9.5% in 2014. The effective tax rate increased to 30% in the fourth quarter of 2015 from 26% in 2014.

FULL YEAR RESULTS

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Net income for the full year decreased 9% to $128.7 million in 2015 compared to $142.2 million in 2014 as higher revenue was offset by a lower gross margin on home closings, $2.9 million of incremental real estate related impairments compared to 2014, and a $4.1 million litigation-related charge in the third quarter of 2015.

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Home closings and closing revenue increased 11% and 18%, respectively, for 2015 over 2014, led by higher volumes and average prices in the east region, which grew home closing revenue 45% in 2015, followed by 13% and 3% increases in the west and central (Texas) regions, respectively.

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Full year home closing gross margin of 19.0% compared to 21.2% in 2014 reflects price inflation in both land and construction costs, which was only partially offset by home price increases. Gross margin was also reduced by $6.6 million of real estate related impairments in 2015, compared to $3.7 million in 2014.

•	Despite lower gross margin, home closing profits increased 6% over 2014 on higher closing revenue in 2015.

•	Financial services profit increased 19% in 2015 to $19.3 million from $16.2 million in 2014.

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Net orders for the year increased 19% in 2015 over 2014, and total order value increased 26% year over year, aided by a 6% increase in average sales prices in addition to a full year of orders from Legendary Communities, acquired in August 2014.

•	The total value of orders in backlog at year-end 2015 was 34% higher than the prior year’s ending backlog, reflecting a 27% increase in units in backlog coupled with a 6% increase in average price.
BALANCE SHEET

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Cash and cash equivalents at December 31, 2015, totaled $262.2 million, compared to $103.3 million at December 31, 2014, reflecting the issuance of $200 million of new senior notes in early June 2015, a portion of which was deployed during the year to fund the company’s growth.

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Real estate assets increased by $220.6 million during the year, ending at $2.1 billion at December 31, 2015. Approximately 58% of that increase was attributable to additional work-in-process inventory for homes in backlog that were under construction. The company invested a total of approximately $709 million in land and development during 2015, less than originally planned due to high land prices in the west, slowing in the Houston market and repositioning of assets in the east.

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Meritage ended the year 2015 with approximately 27,800 total lots under control, compared to approximately 30,300 total lots at December 31, 2014, representing 4.3 and 5.2 years’ supply of lots, respectively, based on trailing twelve months’ closings. Much of the reduction was due to strategic sales of excess assets in certain markets, as well as the termination of certain lot purchase options in southeastern markets.

•	Net debt-to-capital ratio at December 31, 2015 decreased to 40.7% from 42.9% at December 31, 2014.

CONFERENCE CALL
Management will host a conference call today to discuss the Company's results at 1:00 p.m. Eastern Time (11:00 a.m. Arizona Time). The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10078808.
Telephone participants who are unable to pre-register may dial in to 866-226-4948 on the day of the call. International dial-in number is 1-412-902-4125 or 1-855-669-9657 for Canada.
A replay of the call will be available until February 15, beginning at 2:00 p.m. ET on January 29, 2016 on the website noted above, or by dialing 877-344-7529, 1-412-317-0088 for international or 1-855-669-9658 for Canada, and referencing conference number 10078808.
For more information, visit www.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Homebuilding:
Home closing revenue	$761,372	$688,288	$2,531,556	$2,142,391
Land closing revenue	20,241	10,630	36,526	27,252
Total closing revenue	781,613	698,918	2,568,082	2,169,643
Cost of home closings	(614,794)	(548,371)	(2,049,637)	(1,688,676)
Cost of land closings	(14,744)	(10,266)	(29,736)	(28,350)
Total cost of closings	(629,538)	(558,637)	(2,079,373)	(1,717,026)
Home closing gross profit	146,578	139,917	481,919	453,715
Land closing gross profit/(loss)	5,497	364	6,790	(1,098)
Total closing gross profit	152,075	140,281	488,709	452,617
Financial Services:
Revenue	3,101	3,022	11,377	10,121
Expense	(1,289)	(1,368)	(5,203)	(4,812)
Earnings from financial services unconsolidated entities and other, net	3,942	3,588	13,097	10,869
Financial services profit	5,754	5,242	19,271	16,178
Commissions and other sales costs	(53,542)	(49,492)	(188,418)	(156,742)
General and administrative expenses	(26,775)	(29,138)	(112,849)	(104,598)
Income/(loss) from other unconsolidated entities, net	77	(83)	(338)	(447)
Interest expense	(4,003)	(594)	(15,965)	(5,163)
Other income/(loss), net	2,499	177	(946)	6,572
Earnings before income taxes	76,085	66,393	189,464	208,417
Provision for income taxes	(23,188)	(17,185)	(60,726)	(66,176)
Net earnings	$52,897	$49,208	$128,738	$142,241

Earnings per share:
Basic
Earnings per share	$1.33	$1.26	$3.25	$3.65
Weighted average shares outstanding	39,667	39,133	39,593	39,017
Diluted
Earnings per share	$1.26	$1.19	$3.09	$3.46
Weighted average shares outstanding	42,214	41,696	42,164	41,614

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31, 2015	December 31, 2014
Assets:
Cash and cash equivalents	$262,208	$103,333
Other receivables	57,296	56,763
Real estate (1)	2,098,302	1,877,682
Real estate not owned	—	4,999
Deposits on real estate under option or contract	87,839	94,989
Investments in unconsolidated entities	11,370	10,780
Property and equipment, net	33,970	32,403
Deferred tax asset	59,147	64,137
Prepaids, other assets and goodwill	80,390	71,052
Total assets	$2,690,522	$2,316,138
Liabilities:
Accounts payable	$106,440	$83,619
Accrued liabilities	161,163	154,144
Home sale deposits	36,197	29,379
Liabilities related to real estate not owned	—	4,299
Loans payable and other borrowings	23,867	30,722
Senior and convertible senior notes	1,103,918	904,486
Total liabilities	1,431,585	1,206,649
Stockholders' Equity:
Preferred stock	—	—
Common stock	397	391
Additional paid-in capital	559,492	538,788
Retained earnings	699,048	570,310
Total stockholders’ equity	1,258,937	1,109,489
Total liabilities and stockholders’ equity	$2,690,522	$2,316,138
(1) Real estate – Allocated costs:
Homes under contract under construction	$456,138	$328,931
Unsold homes, completed and under construction	307,425	302,288
Model homes	138,546	109,614
Finished home sites and home sites under development	1,196,193	1,136,849
Total real estate	$2,098,302	$1,877,682

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Depreciation and amortization	$3,947	$3,460	$14,241	$11,614

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$61,396	$50,455	$54,060	$32,992
Interest incurred	17,877	15,041	67,542	58,374
Interest expensed	(4,003)	(594)	(15,965)	(5,163)
Interest amortized to cost of home and land closings	(14,068)	(10,842)	(44,435)	(32,143)
Capitalized interest, end of period	$61,202	$54,060	$61,202	$54,060

	December 31, 2015	December 31, 2014
Notes payable and other borrowings	$1,127,785	$935,208
Stockholders' equity	1,258,937	1,109,489
Total capital	2,386,722	2,044,697
Debt-to-capital	47.3%	45.7%

Notes payable and other borrowings	$1,127,785	$935,208
Less: cash and cash equivalents	(262,208)	(103,333)
Net debt	865,577	831,875
Stockholders’ equity	1,258,937	1,109,489
Total net capital	$2,124,514	$1,941,364
Net debt-to-capital	40.7%	42.9%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Twelve Months Ended December 31,
	2015	2014
Cash flows from operating activities:
Net earnings	$128,738	$142,241
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	14,241	11,614
Stock-based compensation	15,781	12,211
Excess income tax benefit from stock-based awards	(2,043)	(2,297)
Equity in earnings from unconsolidated entities	(12,759)	(10,422)
Distribution of earnings from unconsolidated entities	12,650	11,613
Other	11,530	10,149
Changes in assets and liabilities:
Increase in real estate	(209,407)	(338,594)
Decrease/(Increase) in deposits on real estate under option or contract	6,316	(42,278)
Increase in receivables, prepaids and other assets	(7,083)	(25,032)
Increase in accounts payable and accrued liabilities	31,883	14,688
Increase in home sale deposits	6,818	4,859
Net cash used in operating activities	(3,335)	(211,248)
Cash flows from investing activities:
Investments in unconsolidated entities	(481)	(515)
Distributions of capital from unconsolidated entities	—	65
Purchases of property and equipment	(16,092)	(20,788)
Proceeds from sales of property and equipment	86	262
Maturities/sales of investments and securities	1,555	124,599
Payments to purchase investments and securities	(1,555)	(35,813)
Cash paid for acquisitions	—	(130,677)
Net cash used in by investing activities	(16,487)	(62,867)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(23,226)	(10,447)
Proceeds from issuance of senior notes	200,000	—
Proceeds from issuance of common stock, net	—	110,420
Debt issuance costs	(3,006)	—
Excess income tax benefit from stock-based awards	2,043	2,297
Proceeds from stock option exercises	2,886	1,042
Net cash provided by financing activities	178,697	103,312
Net increase/(decrease) in cash and cash equivalents	158,875	(170,803)
Beginning cash and cash equivalents	103,333	274,136
Ending cash and cash equivalents	$262,208	$103,333

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Three Months Ended
	December 31, 2015		December 31, 2014
	Homes	Value	Homes	Value
Homes Closed:
Arizona	291	$98,004	225	$73,101
California	323	175,601	239	122,851
Colorado	131	57,211	146	64,696
West Region	745	330,816	610	260,648
Texas	559	194,879	713	227,342
Central Region	559	194,879	713	227,342
Florida	254	106,520	217	87,503
Georgia	72	23,735	53	17,734
North Carolina	162	66,921	138	55,870
South Carolina	83	24,217	75	24,747
Tennessee	44	14,284	57	14,444
East Region	615	235,677	540	200,298
Total	1,919	$761,372	1,863	$688,288
Homes Ordered:
Arizona	253	$86,887	173	$55,489
California	215	118,370	173	96,335
Colorado	105	51,033	113	49,958
West Region	573	256,290	459	201,782
Texas	465	171,938	401	133,282
Central Region	465	171,938	401	133,282
Florida	200	80,929	168	71,692
Georgia	73	25,704	41	12,996
North Carolina	159	67,492	127	46,900
South Carolina	65	20,071	55	18,952
Tennessee	33	11,757	21	5,395
East Region	530	205,953	412	155,935
Total	1,568	$634,181	1,272	$490,999

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Twelve Months Ended
	December 31, 2015		December 31, 2014
	Homes	Value	Homes	Value
Homes Closed:
Arizona	1,008	$325,371	924	$307,282
California	888	478,174	785	395,105
Colorado	495	224,125	464	206,702
West Region	2,391	1,027,670	2,173	909,089
Texas	2,025	705,318	2,224	683,717
Central Region	2,025	705,318	2,224	683,717
Florida	843	361,127	699	277,045
Georgia	228	72,913	90	29,633
North Carolina	551	215,642	386	157,989
South Carolina	330	101,847	112	36,241
Tennessee	154	47,039	178	48,677
East Region	2,106	798,568	1,465	549,585
Total	6,522	$2,531,556	5,862	$2,142,391
Homes Ordered:
Arizona	1,133	$377,059	838	$276,261
California	965	538,357	772	411,605
Colorado	559	264,643	530	235,951
West Region	2,657	1,180,059	2,140	923,817
Texas	2,109	746,471	2,290	747,103
Central Region	2,109	746,471	2,290	747,103
Florida	893	376,563	728	290,343
Georgia	270	89,755	72	22,443
North Carolina	626	258,952	438	171,843
South Carolina	348	105,838	99	33,177
Tennessee	197	65,147	177	49,391
East Region	2,334	896,255	1,514	567,197
Total	7,100	$2,822,785	5,944	$2,238,117

Order Backlog:
Arizona	317	$117,906	192	$66,218
California	289	184,146	212	123,963
Colorado	332	162,151	268	121,633
West Region	938	464,203	672	311,814
Texas	942	350,194	858	309,041
Central Region	942	350,194	858	309,041
Florida	287	118,006	237	102,570
Georgia	95	33,426	53	16,584
North Carolina	260	111,478	185	68,168
South Carolina	88	30,111	70	26,120
Tennessee	82	30,263	39	12,155
East Region	812	323,284	584	225,597
Total	2,692	$1,137,681	2,114	$846,452

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended
	December 31, 2015		December 31, 2014
	Ending	Average	Ending	Average
Active Communities:
Arizona	41	41.0	41	41.5
California	24	25.0	24	23.0
Colorado	16	15.5	17	16.5
West Region	81	81.5	82	81.0
Texas	72	71.0	59	62.0
Central Region	72	71.0	59	62.0
Florida	31	31.0	29	27.5
Georgia	17	17.0	13	12.0
North Carolina	26	25.5	21	20.5
South Carolina	18	17.5	20	19.5
Tennessee	9	8.5	5	4.5
East Region	101	99.5	88	84.0
Total	254	252.0	229	227.0

	Twelve Months Ended
	December 31, 2015		December 31, 2014
	Ending	Average	Ending	Average
Active Communities:
Arizona	41	41.0	41	40.5
California	24	24.0	24	23.0
Colorado	16	16.5	17	15.5
West Region	81	81.5	82	79.0
Texas	72	65.5	59	64.5
Central Region	72	65.5	59	64.5
Florida	31	30.0	29	24.5
Georgia	17	15.0	13	6.5
North Carolina	26	23.5	21	19.0
South Carolina	18	19.0	20	10.0
Tennessee	9	7.0	5	5.0
East Region	101	94.5	88	65.0
Total	254	241.5	229	208.5

About Meritage Homes Corporation
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2014. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. Meritage builds in markets including Sacramento, San Francisco Bay area, southern coastal and Inland Empire markets in California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver and Fort Collins, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina; Greenville-Spartanburg and York County, South Carolina; Nashville, Tennessee and Atlanta, Georgia.
Meritage has designed and built more than 90,000 homes in its 30-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award in 2013, 2014 and 2015, for innovation and industry leadership in energy efficient homebuilding.
For more information, visit investors.meritagehomes.com.
This press release and the accompanying comments during our analyst call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's belief about its prospects for 2016 and beyond, including that the Company will achieve better results in the east region, expectations with respect to community count and closings for 2016, as well as its goal for 2018 deliveries (closings).
Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: the availability of finished lots and undeveloped land; interest rates and changes in the availability and pricing of residential mortgages; fluctuations in the availability and cost of labor; changes in tax laws that adversely impact us or our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates; fluctuations in home prices in our markets; weakness in the homebuilding market resulting from a setback in the current economic recovery due to lower energy prices or other factors; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slower order absorption rates; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of option deposits; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our potential exposure to natural disasters or severe weather conditions; competition; construction defect and home warranty claims; adverse legal rulings; our success in prevailing on contested tax positions; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; changes in, or our failure to comply with, laws and regulations; limitations of our geographic diversification; fluctuations in quarterly operating results; our financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for our senior notes; our ability to raise additional capital when and if needed; our credit ratings; our compliance with government regulations and the effect of legislative or other initiatives that seek to restrain growth of new housing construction or similar measures; expiration or non-renewal of current or anticipated tax credits available to us; acts of war; the replication of our "Green" technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2014 and subsequent quarterly reports on Forms 10-Q under the caption "Risk Factors," which can be found on our website.